Exhibit 99.1

Contact: Karen Fugate Investor Relations 940-297-3877

Sally Beauty Holdings, Inc. Announces Fiscal 2016 second quarter results

•                  Same store sales growth of 4.0%

•                  Consolidated gross margin 49.7%

•                  GAAP  and Adjusted net earnings of $60.2 million and $61.3 million, respectively

•                  Diluted earnings per share of $0.41

•                  Adjusted EBITDA of $151 million

•                  Repurchased 3.8 million shares of common stock for $100.0 million

DENTON, Texas, May 5, 2016 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for the fiscal 2016 second quarter.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“Our second quarter results were consistent with our expectations” stated Chris Brickman, President and Chief Executive Officer. “Our BSG business continued to deliver strong results, and, as expected, Sally experienced some modest sales headwinds during the quarter. The transition to a solution-based offering in our second largest category in all 3,000 Sally stores was a major undertaking, and the team did an excellent job of executing on this initiative in a short period of time. I believe the changes we implemented, combined with the additional investments made in TV advertising during March, will further our efforts to drive traffic and sales growth from the retail customer.”

“Looking ahead to the third quarter, we will continue to bring more innovation to our business; re-merchandising our brush and comb section in all Sally stores, introducing a color education center into approx. 1,600 stores, launching the BITZY cosmetic brand at our cash wrap, and releasing a mobile application for stylists through our BSG business to help enable stylists to run their business via their smart phone. As a result of our combined initiatives, we believe steady sales improvement will continue and we remain confident that we can deliver on our full year guidance.”

FISCAL 2016 SECOND QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2016 second quarter, consolidated net sales were $980.1 million, an increase of 4.5% from the fiscal 2015 second quarter.  The fiscal 2016 second quarter sales increase is attributed to same store sales growth and the addition of new stores.  The unfavorable impact from changes in foreign currency exchange rates in the fiscal 2016 second quarter was $12.3 million, or 1.3% of sales.  Consolidated same store sales growth in the fiscal 2016 second quarter was 4.0%.

Gross Profit:  Consolidated gross profit for the fiscal 2016 second quarter was $487.5 million, an increase of 4.3% over gross profit of $467.5 million for the fiscal 2015 second quarter.  Gross profit as a percentage of sales was 49.7%, a 10 basis point decline from the fiscal 2015 second quarter.  On a segment basis, gross profit margin was flat in Sally Beauty and up 10 basis points in BSG when compared to the prior year quarter; however, consolidated gross margin was down 10 basis points primarily due to a change in the gross profit mix when compared to the prior year quarter.

Selling, General and Administrative Expenses:  For the fiscal 2016 second quarter, GAAP consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $341.3 million, or 34.8% of sales, a 90 basis point increase from the fiscal 2015 second quarter metric of 33.9% of sales and total SG&A expenses of $317.5 million.  Excluding $1.8 million, pre-tax, of charges associated with asset impairment (U.K. Salon Success trade name), management transition costs and charges related to the data security incident, adjusted SG&A expenses in the fiscal 2016 second quarter, were $339.5 million or 34.6% of sales.

Fiscal 2016 second quarter adjusted SG&A expenses increased 7.5% or $23.6 million, primarily due to expenses associated with the opening of new stores, higher expenses related to on-going upgrades to our information technology systems, higher recruitment and compensation-related expenses, increased advertising expense and higher credit card fees.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on schedule B.

Interest Expense: Interest expense for the fiscal 2016 second quarter was $27.0 million, down from the fiscal 2015 second quarter of $29.2 million.  This decrease resulted from the Company’s December 2015 redemption in full of its $750 million of 6.875% senior notes due 2019 which were replaced by the issuance and sale of $750 million of 5.625% senior notes due 2025.

Provision for GAAP Income Taxes:  GAAP income taxes were $35.3 million for the fiscal 2016 second quarter versus $38.2 million in the fiscal 2015 second quarter.  The Company’s effective tax rate in the fiscal 2016 second quarter was 37.0%, down 130 basis points when compared to the fiscal 2015 second quarter.

Net Earnings and Diluted Net Earnings per Share (EPS):  For the fiscal 2016 second quarter, GAAP net earnings were down 2.2% to $60.2 million, or $0.41 per diluted earnings per share, from net earnings of $61.5 million, or $0.39 per diluted earnings per share in the year ago quarter.

Adjusted net earnings for the fiscal 2016 second quarter were down 2.0% to $61.3 million or $0.41 per diluted earnings per share when compared to fiscal 2015 adjusted net earnings of $62.5 million or $0.39 per diluted earnings per share. Adjusted net earnings for the fiscal 2016 second quarter excludes $1.1 million, net of tax, of charges associated with an asset impairment charge, management transition costs and charges related to the data security incident.

Adjusted (Non-GAAP) EBITDA(1): Adjusted EBITDA for the fiscal 2016 second quarter was $150.9 million, a decrease of 2.2% from $154.4 million for the fiscal 2015 second quarter.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of March 31, 2016, were $88.5 million.  The Company’s asset-based loan (ABL) revolving credit facility ended the fiscal 2016 second quarter with no outstanding borrowings.  The Company’s debt, excluding capital leases, totaled $1.8 billion as of March 31, 2016.

For fiscal 2016 year-to-date, the Company’s capital expenditures totaled $73.7 million.  Capital expenditures for the fiscal year 2016 are projected to be in the previously stated range of $125 million to $135 million, excluding acquisitions.

Working capital (current assets less current liabilities) decreased $52.0 million to $643.4 million at March 31, 2016 compared to $695.4 million at September 30, 2015.  Borrowing capacity on the ABL facility was approximately $478.4 million at the end of the fiscal 2016 second quarter.    The ratio of current assets to current liabilities was 2.28 to 1.00 at March 31, 2016 compared to 2.41 to 1.00 at September 30, 2015.

Inventory as of March 31, 2016 was $901.2 million, an increase of $63.1 million or growth of 7.5% from March 31, 2015 inventory.  This increase is primarily due to sales growth from existing stores, additional inventory from new store openings and the introduction of new brands in the BSG and Sally businesses.

During the period of January 1, 2016 through March 31, 2016, the Company repurchased (and subsequently retired) 3.8 million shares of its common stock at an aggregate cost of $100.0 million and have approximately $610.1 million of additional share repurchase authorization remaining.  On a year-to-date basis for fiscal 2016, the Company has repurchased 6.2 million shares of its common stock for an aggregate cost of $162.4 million.  The Company remains committed to using cash flow to grow the business and using excess cash flow for share repurchases.

Business Segment Results:

Sally Beauty Supply

Fiscal 2016 Second Quarter Results for Sally Beauty Supply

•                  Sales of $587.6 million, up 2.7% from $572.1 million in the fiscal 2015 second quarter.  Sales growth was from same store sales growth and net new store openings.  The unfavorable impact of foreign currency exchange on sales was $9.5 million, or 1.7%.

•                  Same store sales growth of 2.3% versus growth of 1.4% in the fiscal 2015 second quarter.

•                  Gross margin of 55.3%, flat when compared to the prior year quarter.

•                  Segment earnings of $102.0 million, down 3.9% from $106.1 million in the fiscal 2015 second quarter.

•                  Segment operating margin was 17.4%, down 110 basis points when compared to the fiscal 2015 second quarter.

•                  Net store count increased by 101 over the fiscal 2015 second quarter for total store count of 3,732.

Sales growth in the fiscal 2016 second quarter was driven by same store sales growth and net new store openings; this growth was partially offset by the unfavorable impact of foreign currency exchange.  Gross profit margin in the U.S. business was up over the prior year primarily due to selective price increases in certain geographical areas; however, this increase was offset by lower gross margin performance in Canada, Mexico and the U.K.  Segment operating earnings and margin were unfavorably impacted by higher SG&A expenses associated with higher recruitment and compensation-related expenses, increased TV advertising and higher depreciation expense.

Beauty Systems Group

Fiscal 2016 Second Quarter Results for Beauty Systems Group

•                  Sales of $392.4 million, up 7.3% from $365.6 million in the fiscal 2015 second quarter. Sales growth was primarily from same store sales growth, sales growth from the sales consultant business and net new store openings. The unfavorable impact of foreign currency exchange on sales was $2.9 million, or 0.8%.

•                  Same store sales growth of 7.7% versus 5.9% in the fiscal 2015 second quarter.

•                  Gross margin of 41.4%, a 10 basis point increase from 41.3% in the fiscal 2015 second quarter.

•                  Segment earnings of $61.4 million, up 10.4% from $55.6 million in the fiscal 2015 second quarter.

•                  Segment operating margin increased by 40 basis points to 15.6% of sales from 15.2% in the fiscal 2015 second quarter.

•                  Net store count was 1,312, an increase of 34 stores over the fiscal 2015 second quarter.

•                  Total BSG distributor sales consultants at the end of the fiscal 2016 second quarter were 944 versus 971 at the end of the fiscal 2015 second quarter.

Sales growth for the Beauty Systems Group was primarily driven by growth in same store sales, improvement in the sales consultant business and new store openings; this growth was slightly offset by the unfavorable impact of foreign currency exchange.   Growth in segment operating earnings and margin expansion was primarily due to SG&A leverage improvement and gross margin expansion.

(1)A detailed table reconciling 2016 and 2015 adjusted EBITDA is included in Supplemental Schedule C.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-230-1074 (International:  612-332-0107).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen to this conference call, the replay will be available at about 12:00 p.m. (Central) May 5, 2016 through May 22, 2016 by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 391960.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.8 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 5,000 stores, including approximately 175 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, Peru, Colombia, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain

and Germany.  Sally Beauty Supply stores offer up to 10,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico, and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: anticipating and effectively responding to changes in consumer and professional stylist preferences and buying trends in a timely manner; the success of our strategic initiatives including our store refresh program and increased marketing efforts, to enhance the customer experience, attract new customers, drive brand awareness and improve customer loyalty; the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; the timing and acceptance of new product introductions; shifts in product mix sold during any period; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; our dependence upon manufacturers who have developed or could develop their own distribution businesses which compete directly with ours; the possibility of material interruptions in the supply of products by our third-party manufacturers or distributors or increases in the prices of products we purchase from our third-party manufacturers or distributors; products sold by us being found to be defective in labeling or content; compliance with current laws and regulations or becoming subject to additional or more stringent laws and regulations; the success of our e-commerce businesses; product diversion to mass retailers or other unauthorized resellers; the operational and financial performance of our franchise-based business; successfully identifying acquisition candidates and successfully completing desirable acquisitions; integrating acquired businesses; the success of our existing stores, and our ability to increase sales at existing stores; opening and operating new stores profitably; the volume of traffic to our stores; the impact of the health of the economy upon our business; the success of our cost control plans; rising labor and rental costs; protecting our intellectual property rights, particularly our trademarks; the risk that our products may infringe on the intellectual property of others or that we may be required to defend our intellectual property rights; conducting business outside the United States; successfully updating and integrating our information technology systems; disruption in our information technology systems; a significant data security breach, including misappropriation of our customers’, or employees’ or suppliers’ confidential information, and the potential costs related thereto; the negative impact on our reputation and loss of confidence of our customers, suppliers and others arising from a significant data security breach; the costs and diversion of management’s attention required to investigate and remediate a data security breach and to continuously upgrade our information technology security systems to address evolving cyber security threats; the ultimate determination of the extent or scope of the potential liabilities relating to our past data security incidents; our ability to attract or retain highly skilled management and other personnel; severe weather, natural disasters or acts of violence or terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our ability to execute and implement our common stock repurchase program; our substantial indebtedness; the possibility that we may incur substantial additional debt, including secured debt, in the future; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; and the costs and effects of litigation.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2015, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA; (2) Adjusted net earnings, earnings per share and diluted earnings per share; and (3) Adjusted SG&A expenses.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA - We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s previously disclosed data security incidents, management transition plan, an asset impairment charge and expenses from the loss on extinguishment of debt and overlapping interest expense.

Adjusted Net Earnings, Earnings Per Share, Diluted Earnings Per Share and SG&A Expenses — Adjusted net earnings, earnings per share, diluted earnings per share and SG&A expenses are GAAP net earnings, earnings per share, diluted earnings per share and SG&A expenses that exclude costs related to the Company’s previously disclosed management transition plan, data security incidents, an asset impairment charge and the loss on extinguishment of debt and overlapping interest expense for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures in the evaluation of our businesses and believe that these non-GAAP measures provide a meaningful measure to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.   Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations (Adjusted EBITDA)	C
Non-GAAP Financial Measures Reconciliations (Continued)	D, E
Store Count and Same Store Sales	F
Selected Financial Data and Debt	G

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2016	2015	% CHG	2016	2015	% CHG

Net sales	$980,067	$937,755	4.5%	$1,978,099	$1,902,222	4.0%
Cost of products sold and distribution expenses	492,593	470,303	4.7%	996,576	961,001	3.7%
Gross profit	487,474	467,452	4.3%	981,523	941,221	4.3%
Selling, general and administrative expenses (1)	341,311	317,456	7.5%	681,039	654,410	4.1%
Depreciation and amortization	23,705	20,989	12.9%	47,091	41,567	13.3%
Operating earnings	122,458	129,007	-5.1%	253,393	245,244	3.3%
Interest expense (2)	26,971	29,228	-7.7%	90,914	58,469	55.5%
Earnings before provision for income taxes	95,487	99,779	-4.3%	162,479	186,775	-13.0%
Provision for income taxes	35,328	38,244	-7.6%	60,077	70,331	-14.6%
Net earnings	$60,159	$61,535	-2.2%	$102,402	$116,444	-12.1%

Earnings per share:
Basic	$0.41	$0.39	5.1%	$0.69	$0.74	-6.8%
Diluted	$0.41	$0.39	5.1%	$0.68	$0.73	-6.8%

Weighted average shares:
Basic	146,447	157,504		148,628	156,797
Diluted	148,360	159,620		150,353	158,845

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	55.3%	55.3%	0	55.2%	54.9%	30
BSG Segment Gross Profit Margin	41.4%	41.3%	10	41.3%	41.1%	20
Consolidated Gross Profit Margin	49.7%	49.8%	(10)	49.6%	49.5%	10
Selling, general and administrative expenses	34.8%	33.9%	90	34.4%	34.4%	0
Consolidated Operating Profit Margin	12.5%	13.8%	(130)	12.8%	12.9%	(10)
Net Earnings Margin	6.1%	6.6%	(50)	5.2%	6.1%	(90)

Effective Tax Rate	37.0%	38.3%	(130)	37.0%	37.7%	(70)

(1)         For the three months ended March 31, 2016 and 2015, selling, general and administrative expenses include share-based compensation expenses of $3.0 million and $2.8 million, respectively, and expenses incurred in connection with the data security incidents disclosed earlier of $0.8 million and $1.5 million, respectively; and, for the three months ended March 31, 2016, $0.4 million of expenses in connection with the management transition plan disclosed earlier and  an intangible asset impairment charge of $0.6 million. For the six months ended March 31, 2016 and 2015, selling, general and administrative expenses include share-based compensation expenses of $7.2 million and $10.6 million, respectively, expenses incurred in connection with the data security incidents disclosed earlier of $1.2 million and $1.8 million, respectively; and, for the six months ended March 31, 2016, $1.3 million of expenses in connection with the management transition plan disclosed earlier and an intangible asset impairment charge of $0.6 million.

(2)         For the six months ended March 31, 2016, interest expense includes loss on extinguishment of debt of $33.3 million in connection with the Company’s December 2015 redemption of its senior notes due 2019.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2016	2015	% CHG	2016	2015	% CHG
Net sales:
Sally Beauty Supply	$587,622	$572,110	2.7%	$1,183,588	$1,158,629	2.2%
Beauty Systems Group	392,445	365,645	7.3%	794,511	743,593	6.8%
Total net sales	$980,067	$937,755	4.5%	$1,978,099	$1,902,222	4.0%

Operating earnings:
Sally Beauty Supply	$101,975	$106,089	-3.9%	$208,052	$207,268	0.4%
Beauty Systems Group	61,404	55,607	10.4%	127,284	112,197	13.4%
Segment operating earnings	163,379	161,696	1.0%	335,336	319,465	5.0%

Unallocated expenses (1)	(37,936)	(29,849)	27.1%	(74,770)	(63,621)	17.5%
Share-based compensation	(2,985)	(2,840)	5.1%	(7,173)	(10,600)	-32.3%
Interest expense (2)	(26,971)	(29,228)	-7.7%	(90,914)	(58,469)	55.5%
Earnings before provision for income taxes	$95,487	$99,779	-4.3%	$162,479	$186,775	-13.0%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	17.4%	18.5%	(110)	17.6%	17.9%	(30)
Beauty Systems Group	15.6%	15.2%	40	16.0%	15.1%	90
Consolidated operating profit margin	12.5%	13.8%	(130)	12.8%	12.9%	(10)

(1)         Unallocated expenses consist of corporate and shared costs and are included in selling, general and administrative expenses. For the three months ended March 31, 2016 and 2015, unallocated expenses include $0.8 million and $1.5 million, respectively, in expenses incurred in connection with the data security incidents disclosed earlier and, for the three months ended March 31, 2016, $0.4 million of expenses in connection with the management transition plan disclosed earlier and an intangible asset impairment charge of $0.6 million. For the six months ended March 31, 2016 and 2015, unallocated expenses include $1.2 million and $1.8 million, respectively, in expenses incurred in connection with such data security incidents and, for the six months ended March 31, 2016, $1.3 million of expenses in connection with the management transition plan disclosed earlier and an intangible asset impairment charge of $0.6 million.

(2)         For the six months ended March 31, 2016, interest expense includes loss on extinguishment of debt of $33.3 million in connection with the Company’s December 2015 redemption of its senior notes due 2019.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2016	2015	% CHG	2016	2015	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$60,159	$61,535	-2.2%	$102,402	$116,444	-12.1%
Add:
Depreciation and amortization	23,705	20,989	12.9%	47,091	41,567	13.3%
Share-based compensation (1)	2,985	2,840	5.1%	7,173	10,600	-32.3%
Asset impairment charge	571	—	100.0%	571	—	100.0%
Loss from data security incidents (2)	768	1,515	-49.3%	1,246	1,756	-29.0%
Management transition expenses (2)	439	—	100.0%	1,318	—	100.0%
Interest expense (3)	26,971	29,228	-7.7%	90,914	58,469	55.5%
Provision for income taxes	35,328	38,244	-7.6%	60,077	70,331	-14.6%
Adjusted EBITDA (Non-GAAP)	$150,926	$154,351	-2.2%	$310,792	$299,167	3.9%

(1)         For the six months ended March 31, 2016 and 2015, share-based compensation includes $1.3 million and $4.8 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)         For the three months ended March 31, 2016 and 2015, selling, general and administrative expenses include $0.8 million and $1.5 million, respectively, in expenses incurred in connection with the data security incidents disclosed earlier and, for the three months ended March 31, 2016, $0.4 million of expenses in connection with the management transition plan disclosed earlier and an intangible asset impairment charge of $0.6 million. For the six months ended March 31, 2016 and 2015, selling, general and administrative expenses include $1.2 million and $1.8 million, respectively, in expenses incurred in connection with such data security incidents and, for the six months ended March 31, 2016, $1.3 million of expenses in connection with the management transition plan disclosed earlier and an intangible asset impairment charge of $0.6 million.

(3)         For the six months ended March 31, 2016, interest expense includes loss on extinguishment of debt of $33.3 million in connection with the Company’s December 2015 redemption of its senior notes due 2019.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended March 31, 2016
	As Reported	Asset Impairment Charge (1)	Management Transition Expenses (1)	Charges from Data Security Incidents (1)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$341,311	$(571)	$(439)	$(768)	$339,533
SG&A expenses, as a percentage of sales	34.8%				34.6%
Operating earnings	122,458	571	439	768	124,236
Operating Profit Margin	12.5%				12.7%
Earnings before provision for income taxes	95,487	571	439	768	97,265
Provision for income taxes (2)	35,328	217	167	292	36,004
Net earnings	$60,159	$354	$272	$476	$61,261

Earnings per share:
Basic	$0.41	$0.002	$0.002	$0.003	$0.42
Diluted	$0.41	$0.002	$0.002	$0.003	$0.41

	Three Months Ended March 31, 2015
	As Reported			Charges from Data Security Incidents (1)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$317,456			$(1,515)	$315,941
SG&A expenses, as a percentage of sales	33.9%				33.7%
Operating earnings	129,007			1,515	130,522
Operating Profit Margin	13.8%				13.9%
Earnings before provision for income taxes	99,779			1,515	101,294
Provision for income taxes (2)	38,244			561	38,805
Net earnings	$61,535			$954	$62,489

Earnings per share:
Basic	$0.39			$0.01	$0.40
Diluted	$0.39			$0.01	$0.39

(1)         For the three months ended March 31, 2016 and 2015, selling, general and administrative expenses include $0.8 million and $1.5 million, respectively, in expenses incurred in connection with the data security incidents disclosed earlier and, for the three months ended March 31, 2016, $0.4 million of expenses in connection with the management transition plan disclosed earlier and an intangible asset impairment charge of $0.6 million.

(2)         The tax provision for the adjustments to net earnings was calculated using an effective tax rate of 38.0% and 37.0% for the three months ended March 31, 2016 and 2015, respectively.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Six Months Ended March 31, 2016
	As Reported	Loss on Extinguishment of Debt (1)	Overlapping Interest Expense (1)	Asset Impairment Charge (2)	Management Transition Expenses (2)	Charges from Data Security Incidents (2)	As Adjusted (Non- GAAP)

Selling, general and administrative expenses	$681,039			$(571)	$(1,318)	$(1,246)	$677,904
SG&A expenses, as a percentage of sales	34.4%						34.3%
Operating earnings	253,393			571	1,318	1,246	256,528
Operating Profit Margin	12.8%						13.0%
Earnings before provision for income taxes	162,479	$33,296	$2,148	571	1,318	1,246	201,058
Provision for income taxes (3)	60,077	12,652	816	217	501	473	74,736
Net earnings	$102,402	$20,644	$1,332	$354	$817	$773	$126,322

Earnings per share:
Basic	$0.69	$0.14	$0.01	$0.00	$0.01	$0.01	$0.85
Diluted	$0.68	$0.14	$0.01	$0.00	$0.01	$0.01	$0.84

	Six Months Ended March 31, 2015
	As Reported					Charges from Data Security Incidents (2)	As Adjusted (Non- GAAP)

Selling, general and administrative expenses	$654,410					$(1,756)	$652,654
SG&A expenses, as a percentage of sales	34.4%						34.3%
Operating earnings	245,244					1,756	247,000
Operating Profit Margin	12.9%						13.0%
Earnings before provision for income taxes	186,775					1,756	188,531
Provision for income taxes (3)	70,331					650	70,981
Net earnings	$116,444					$1,106	$117,550

Earnings per share:
Basic	$0.74					$0.01	$0.75
Diluted	$0.73					$0.01	$0.74

(1)             For the six months ended March 31, 2016, interest expense includes loss on extinguishment of debt of $33.3 million in connection with the Company’s December 2015 redemption of its senior notes due 2019 and interest in the amount of $2.1 million on such senior notes after December 3, 2015 and until their redemption, as well as interest on the Company’s senior notes due 2025 issued on December 3. This pro-forma adjustment assumes the senior notes due 2019 were redeemed on December 3, 2015.

(2)             For the six months ended March 31, 2016 and 2015, selling, general and administrative expenses include $1.2 million and $1.8 million, respectively, in expenses incurred in connection with the data security incidents disclosed earlier and, for the six months ended March 31, 2016, $1.3 million of expenses in connection with the management transition plan disclosed earlier and an intangible asset impairment charge of $0.6 million.

(3)             The tax provision for the adjustments to net earnings was calculated using an effective tax rate of 38.0% and 37.0% for the six months ended March 31, 2016 and 2015, respectively.

Supplemental Schedule F

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of March 31,
	2016	2015	CHG

Number of stores (at end of period):
Sally Beauty Supply:
Company-operated stores	3,714	3,612	102
Franchise stores	18	19	(1)
Total Sally Beauty Supply	3,732	3,631	101
Beauty Systems Group:
Company-operated stores	1,148	1,112	36
Franchise stores	164	166	(2)
Total Beauty System Group	1,312	1,278	34
Total	5,044	4,909	135

BSG distributor sales consultants (end of period) (1)	944	971	(27)

	2016	2015	Basis Pt Chg

Second quarter company-operated same store sales growth (2)
Sally Beauty Supply	2.3%	1.4%	90
Beauty Systems Group	7.7%	5.9%	180
Consolidated	4.0%	2.8%	120

Six months ended March 31 company-operated same store sales growth (2)
Sally Beauty Supply	2.4%	1.5%	90
Beauty Systems Group	7.4%	4.9%	250
Consolidated	3.9%	2.5%	140

(1)         Includes 316 and 329 distributor sales consultants as reported by our franchisees at March 31, 2016 and 2015, respectively.

(2)         For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include internet-based sales and the effect of store expansions, if applicable, but do not generally include the sales of stores relocated until 14 months after the relocation. The sales of stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.

Supplemental Schedule G

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	As of March 31, 2016	As of September 30, 2015
Financial condition information (at period end):
Working capital	$643,384	$695,403
Cash and cash equivalents	88,548	140,038
Property and equipment, net	293,445	270,847
Total assets	2,069,350	2,094,351
Total debt, including capital leases (1)	1,783,279	1,787,594
Total stockholders’ (deficit) equity	$(341,432)	$(297,821)

	As of March 31, 2016	Interest Rates (2)
Debt position, excluding capital leases:
Revolving ABL facility	$—	(i) Prime + 0.50-0.75% or (ii) LIBOR + 1.50-1.75%
Senior notes due 2022	850,000	5.750%
Senior notes due 2023	200,000	5.500%
Senior notes due 2025	750,000	5.625%

Total debt, excluding capital leases (3)	$1,800,000

Debt maturities, excluding capital leases:
Twelve months ending March 31,
2017-2021	$—
Thereafter	1,800,000
Total debt, excluding capital leases (3)	$1,800,000

(1)         Total debt, including capital leases, is net of unamortized debt issuance costs of $25.3 million at March 31, 2016 and $21.8 million at September 30, 2015.

(2)         Interest rates shown represent the coupon or contractual rates related to each indebtedness.

(3)         Amounts do not reflect capital lease obligations of $2.5 million, unamortized premium of $6.0 million related to senior notes due 2022 in an aggregate principal amount of $150.0 million, or unamortized debt issuance costs in the aggregate amount of $25.3 million in connection with the senior notes due 2022, 2023 and 2025.